THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

4D MOLECULAR THERAPEUTICS, INC.

4D Molecular Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.

The name of the corporation is 4D Molecular Therapeutics, Inc. The corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on March 11, 2015 under the same name.

B.	The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 11, 2015.

C.

The Third Amended and Restated Certificate of Incorporation of 4D Molecular Therapeutics, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the board of directors and stockholders of the corporation, and prompt written notice was duly given pursuant to Section 228 of the General Corporation Law of the State of Delaware to those stockholders who did not approve the Third Amended and Restated Certificate of Incorporation by written consent.

D.	The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, the corporation has caused the Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer.

Dated: August 27, 2018

4D MOLECULAR THERAPEUTICS, INC.

By:	/s/ David Kirn
Name:	David Kirn
Title:	Chief Executive Officer

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

4D MOLECULAR THERAPEUTICS, INC.

ARTICLE I

The name of the corporation is 4D Molecular Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The name of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company, whose address is 1209 Orange Street, City of Wilmington, County of New Castle, 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 7,375,638 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), (A) 909,312 shares of which shall be designated “Series A Preferred Stock,” (B) 1,311,687 shares of which shall be designated “Series A-1 Preferred Stock” and (C) 5,154,639 shares of which shall be designated “Series B Preferred Stock.”

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of capital stock of the Corporation:

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the powers, preferences and rights of the holders of Preferred Stock set forth herein.

2. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders (or by written consent in lieu of meeting), each holder of outstanding shares of Common Stock shall be entitled, with respect to each outstanding share of Common Stock held by such holder, to cast one vote. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. PREFERRED STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to Sections and Subsections in this Part B of this Article IV.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock (“Common Stock Dividend”)) unless (in addition to obtaining any consents required elsewhere in the Certificate of Incorporation) the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, the product of (A) the dividend payable on each share of Common Stock or each share of such class or series that is convertible into Common Stock determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, the amount determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization (collectively, “Recapitalizations”) with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided, however, that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. “Original Series A Issue Price” means $7.70, subject to appropriate adjustment for any Recapitalizations with respect to Series A Preferred Stock. “Original Series A-1 Issue Price” means $8.839, subject to appropriate adjustment for any Recapitalizations with respect to Series A-1 Preferred Stock. “Original Series B Issue Price” means $17.46, subject to appropriate adjustment for any Recapitalizations with respect to Series B Preferred Stock. The Original Series A Issue Price, Original Series A-1 Issue Price and Original Series B Issue Price are collectively referred to as the “Original Issue Price” herein.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock.

2.1.1 Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in Subsection 2.3.1), subject to the provisions of Subsection 2.3.2(b) in the case of a Deemed Liquidation Event referred to in Subsection 2.3.l(a)(ii) or Subsection 2.3.1(b), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Assets (as defined below), and prior and in preference to any payment of any Available Assets to the holders of Series A-1 Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the Original Series B Issue Price plus all declared but unpaid dividends thereon and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up of the Corporation or Deemed Liquidation Event (the amount payable pursuant to this sentence, the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the Available Assets shall be insufficient to pay the holders of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the Available Assets shall be distributed to the holders of Series B Preferred Stock pro rata, on an equal priority, pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 2.1.1. “Available Assets” means the funds and assets that may be legally distributed to the stockholders of the Corporation.

2.1.2 Series A-1 Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in Subsection 2.3.1), subject to the provisions of Subsection 2.3.2(b) in the case of a Deemed Liquidation Event referred to in Subsection 2.3.l(a)(ii) or Subsection 2.3.1(b), the holders of shares of Series A-1 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Assets (as defined below), and prior and in preference to any payment of any Available Assets to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the Original Series A-1 Issue Price plus all declared but unpaid dividends thereon and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up of the Corporation or Deemed Liquidation Event (the amount payable pursuant to this sentence, the “Series A-1 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the Available Assets shall be insufficient to pay the holders of Series A-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, the Available Assets shall be distributed to the holders of Series A-1 Preferred Stock pro rata, on an equal priority, pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 2.1.2.

2.1.3 Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in Subsection 2.3.1), subject to the provisions of Subsection 2.3.2(b) in the case of a Deemed Liquidation Event referred to in Subsection 2.3. l(a)(ii) or Subsection 2.3.1(b), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the remaining Available Assets, and prior and in preference to any payment of any Available

Assets to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the sum of the Original Series A Issue Price plus all declared but unpaid dividends thereon and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up of the Corporation or Deemed Liquidation Event (the amount payable pursuant to this sentence, the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the remaining Available Assets shall be insufficient to pay the holders of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.3, such remaining Available Assets shall be distributed to the holders of Series A Preferred Stock pro rata, on an equal priority, pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection 2.1.3.

2.1.4 Calculation of Liquidation Amounts.

(a) For purposes of calculating the Series B Liquidation Amount, Series A-1 Liquidation Amount and the Series A Liquidation Amount, it shall be assumed that all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Common Stock than if remaining as Preferred Stock shall have been converted into Common Stock.

(b) Subject to Subsection 2.5, neither the Series B Liquidation Amount nor the Series A-1 Liquidation Amount shall be abrogated or diminished in the event part of the consideration paid in a Deemed Liquidation Event is subject to an escrow holdback or satisfaction of milestones except to the extent that holders of shares of Series B Preferred Stock and Series A-1 Preferred Stock have received an amount per share in excess of the sum of the applicable Original Issue Price plus all declared but unpaid dividends thereon.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after payment of the full amount required by Subsection 2.1, the remaining Available Assets shall be distributed among the holders of shares of Common Stock pro rata according to the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of (i) a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (ii) a majority of the then outstanding shares of Series B Preferred Stock, elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation (A) effected exclusively for the purpose of changing the Corporation’s domicile or (B) involving the Corporation or a subsidiary of the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock (to be held in substantially the same proportions and with substantially the same rights, preferences and powers) of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.l(a)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection 2.1 and Subsection 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or Subsection 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the DGCL within 90 days after such Deemed Liquidation Event (and a subsequent distribution of Available Assets pursuant to Subsection 2.1), then (i) the Corporation shall send a written notice to each holder of record of each series of Preferred Stock no later than the 90th day after such Deemed Liquidation Event advising such holders of the right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of the shares of such series of Preferred Stock and (ii) if the holders of a majority of the then outstanding shares of such series of Preferred Stock so request in a written instrument delivered to the Corporation no later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of the Corporation (the “Board”)), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (collectively, the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of such series of Preferred Stock at a price per share equal to the Series B Liquidation Amount, Series A-1 Liquidation Amount and the Series A Liquidation Amount, as the case may be. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock which have requested such redemption, the Corporation shall ratably redeem each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds; shall thereafter ratably redeem the Series A-1 Preferred Stock to the fullest extent of such Available Proceeds and shall thereafter ratably redeem the Series A Preferred Stock to the fullest extent of any remaining Available Proceeds; and shall thereafter ratably redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business. At least 15, but not more than 40, days prior to the Redemption Date, the Corporation shall send a written notice (the “Redemption Notice”) to each holder of record of Preferred Stock to be redeemed. The Redemption Notice shall state (i) the number of shares of Preferred Stock held by such holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice, (ii) the Redemption Date, (iii) the relevant liquidation amount, and (iv) that such holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates for such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the relevant liquidation amount for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. No transfers of Preferred Stock shall be permitted during the five-day period prior to and including the Redemption Date, and the Corporation shall not recognize any such prohibited transfer on its books and records. If (i) the Redemption Notice shall have been duly given and (ii) on the Redemption Date, the relevant liquidation amount payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then, notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, after the Redemption Date (A) dividends with respect to such shares of Preferred Stock shall cease to accrue and (B) all rights with respect to such shares (other than the right of the holders of such shares to receive the relevant liquidation amount without interest upon surrender of their certificate or certificates therefor)

shall forthwith terminate, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Any funds deposited with an independent payment agent as described in the preceding sentence (“Deposited Funds”) for the redemption of shares of Preferred Stock thereafter converted into shares of Common Stock prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion, and the balance of any Deposited Funds that remain unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares of Preferred Stock called for redemption who have not claimed such funds shall be entitled to receive payment of the relevant liquidation amount only from the Corporation.

2.4 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (or, if applicable, redemption pursuant to Subsection 2.3.2(b)) shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board, including the approval of at least one Preferred Director.

2.5 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1 (a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.5, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders (or by written consent in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled, with respect to the outstanding shares of Preferred Stock held by such holder, to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. Except as provided by law or by the other provisions of the Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class. Subject to Subsections 3.4(b),

3.5(c) and 3.6(b), the number of authorized shares of Preferred Stock (or any series thereof) may be increased or decreased (but not below the number of shares thereof then outstanding), and the rights, preferences and privileges of any newly created series of Preferred Stock may be approved, by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.2 Election of Directors; Board Size.

3.2.1 So long as at least 916,380 shares of Series B Preferred Stock remain issued and outstanding, the holders of record of a majority of the then outstanding shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”). The holders of record of shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A-1 Director” and, together with the Series B Director, the “Preferred Directors”). The holders of record of shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”), and the holders of record of shares of Common Stock and of any other class or series of voting stock (including Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “Other Directors”). With respect to the election of any director or directors as provided in the preceding sentence, that candidate or those candidates, as applicable, shall be elected who either (1) in the case of any such vote conducted at a meeting, receive(s) the highest number of affirmative votes (on an as-converted to Common Stock basis) of the outstanding shares of the class (or classes) or series of capital stock entitled to elect such director or directors (the “Specified Stock”), up to the number of directors to be elected by such Specified Stock, or (2) in the case of any such vote taken by written consent without a meeting, is or are elected by the written consent of the holders of a majority of the voting power (on an as-converted to Common Stock basis) of the outstanding shares of such Specified Stock. Subject to Section 141(k) of the DGCL, any director elected by the holders of any Specified Stock, or by the Remaining Directors (as defined below) as provided below in this Subsection 3.2.1, may be removed without cause by, and only by, the affirmative vote of shares representing a majority of the voting power (on an as-converted to Common Stock basis) of the outstanding shares of such Specified Stock entitled to vote, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of Specified Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2.1, then any directorship not so filled shall remain vacant until such time as the holders of such Specified Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of such Specified Stock, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of (a) the holders of a majority of the shares of Series B Preferred Stock then outstanding, Series A-1 Preferred Stock then outstanding or the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum for the election of the Series B Director, Series A-1 Director or the Common Directors, respectively, and (b) the holders of a majority of the voting power (on an as converted to

Common Stock basis) of the then outstanding shares of voting stock shall constitute a quorum for the election of the Other Directors. Except as otherwise provided in this Subsection 3.2.1, a vacancy in any directorship elected by the holders of any Specified Stock shall be filled only by either (x) a majority of the remaining director or directors, if any, in office that were so elected by the holders of such Specified Stock (the “Remaining Directors”), by the affirmative vote of a majority of such Remaining Directors (or by the sole remaining director elected by the holders of such Specified Stock if there is but one), or (y) the required vote or written consent of holders of the shares of such Specified Stock that are entitled to elect such director.

3.2.2 Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

3.2.3 Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

3.3 Preferred Stock Protective Provisions. At any time shares of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), directly or indirectly, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote, given in writing or by vote at a meeting, of the holders of a majority of Preferred Stock then outstanding, consenting or voting (as the case may be) as a single class on an as-converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock;

(b) liquidate, dissolve or wind up the business and affairs of the Corporation or effect a Deemed Liquidation Event;

(c) increase or decrease the authorized number of directors of the Corporation;

(d) purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, except (i) dividends or other distributions payable on shares of Common Stock solely in the form of additional shares of Common Stock, or (ii) the repurchase of shares held by directors, officers, employees, consultants, independent contractors, advisors or other persons performing services for the Corporation (or a subsidiary) that are subject to agreements under which the Corporation has the option to repurchase such shares (A) at cost, upon the occurrence of certain events, such as termination of employment or services, or (B) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares if approved by the Board, including the approval of at least one Preferred Director;

(e) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

(f) create or hold capital stock in any subsidiary of the Corporation that is not a wholly owned subsidiary of the Corporation or dispose of any equity interest of any subsidiary of the Corporation or all or substantially all of the assets of any subsidiary of the Corporation;

(g) create or authorize any debt security or guarantee (whether or not convertible into shares of capital stock of the Corporation); provided that (i) the Corporation may incur aggregate non-convertible indebtedness of up to $2,500,000 to banks and other institutional or venture capital investors of national reputation; and (ii) without duplication of clause (i), the Corporation may incur aggregate indebtedness of up to $250,000 in connection with the financing of equipment (including leases required to be accounted for as capital leases under United States generally accepted accounting principles);

(h) create or authorize the creation of or issue of any equity security (including, without limitation, (i) any other security convertible into or exercisable for any such equity security or (ii) any unit of debt and equity securities) having rights, preferences or privileges senior to or on parity with any series of Preferred Stock, or increase the authorized number of shares of Preferred Stock; or

(i) create any equity incentive plan or increase the number of securities authorized for issuance under any equity incentive plan.

3.4 Series B Preferred Stock Protective Provisions. At any time shares of Series B Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), directly or indirectly, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote, given in writing or by vote at a meeting, of the holders of a majority of Series B Preferred Stock then outstanding, consenting or voting (as the case may be) as a single class on an as-converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(a) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely alter the rights the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the holders of Series B Preferred Stock; or

(b) increase or decrease the authorized number of shares of Series B Preferred Stock.

3.5 Series A-1 Preferred Stock Protective Provisions. At any time shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), directly or indirectly, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote, given in writing or by vote at a meeting, of the holders of a majority of Series A-1 Preferred Stock then outstanding, consenting or voting (as the case may be) as a single class on an as-converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(a) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws in a manner that would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, the holders of Series A-1 Preferred Stock;

(b) decrease the authorized number of directors of the Corporation to fewer than six (6) directors; or

(c) increase or decrease the authorized number of shares of Series A-1 Preferred Stock.

3.6 Series A Preferred Stock Protective Provisions. At any time shares of Series A Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), directly or indirectly, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote, given in writing or by vote at a meeting, of the holders of a majority of Series A Preferred Stock then outstanding, consenting or voting (as the case may be) as a single class on an as-converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(a) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of Series A Preferred Stock; or

(b) increase the authorized number of shares of Series A Preferred Stock.

4. Optional Conversion. The holders of shares of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”).

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time (subject to Subsection 4.1.2), and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (determined as described below) in effect on the date the certificate for such share is surrendered for conversion. The “Conversion Price” shall initially be, with respect to Series A Preferred Stock, the Original Series A Issue Price per share of Series A Preferred Stock, with respect to the Series A-1 Preferred Stock, the Original Series A-1 Issue Price per share of Series A-1 Preferred Stock, and with respect to the Series B Preferred Stock, the Original Series B Issue Price per share of Series B Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Following each adjustment of the Conversion Price of any series of Preferred Stock, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable as a result of such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock (including any conversion pursuant to Section 4 or Section 5). In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion as determined in good faith by the Board, including the approval of at least one Preferred Director. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (the “Conversion Notice”). The Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificate or certificates (or lost certificate affidavit and agreement) and the Conversion Notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate or certificates shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a new certificate for the number of shares, if any, of Preferred Stock represented by the surrendered certificate or certificates that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Preferred Stock (including any conversion pursuant to Section 4 or Section 5), such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. Before taking any action that would cause an adjustment reducing any Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as provided in this Section 4 shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive the items provided for in the last sentence of Subsection 4.3.1. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the relevant series of Preferred Stock surrendered for conversion or on Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Dilutive Issuances.

4.4.1 Special Definitions.

(a) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Original Series B Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed to be issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”).

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, Subsection 4.6, Subsection 4.7 or Subsection 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including the approval of at least one Preferred Director;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the approval of at least one Preferred Director;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including the approval of at least one Preferred Director;

(vii)

shares of Common Stock, Options or Convertible Securities issued in connection with joint venture agreements or the Corporation’s acquisition of other corporations or entities by merger, purchase of substantially all of the assets or other reorganization pursuant to transactions approved by the Board, including the approval of at least one Preferred Director; or

(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including the approval of at least one Preferred Director.

(b) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d) “Original Series B Issue Date” means the date on which the first share of Series B Preferred Stock was issued by the Corporation.

4.4.2 No Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, no adjustment of the Conversion Price with respect to any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of Preferred Stock, with all series voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided, however, that the waiver of any adjustment of the Conversion Price applicable to the Series B Preferred Stock shall require the consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

4.4.3 Deemed Issuance of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Series B Issue Date issues any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original date of issuance of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price that would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto). Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the relevant Conversion Price to an amount which exceeds the lower of (1) the relevant Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security (or the occurrence of a record date with respect thereto) or (2) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to any Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect or because such Option or Convertible Security was issued before the Original Series B Issue Date), are revised after the Original Series B Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)), shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any Conversion Price pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to the Conversion Price that would have been obtained had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, (i) is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to any Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3) or (ii) cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If, at any time after the applicable Original Series B Issue Date, the Corporation issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the relevant Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock, then such Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock (“CP1”) shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one-hundredth of a cent) determined by multiplying CP1 by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon (A) exercise of Options outstanding immediately prior to such issuance of Additional Shares of Common Stock and (B) conversion or exchange of Convertible Securities (including Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issuance of Additional Shares of Common Stock) (the “Outstanding Common Stock Equivalents”) and (ii) the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing (A) the aggregate consideration received by the Corporation in respect of such issuance of Additional Shares of Common Stock by (B) CP1), and the denominator of which shall be the sum of (i) the Outstanding Common Stock Equivalents and (ii) the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board, including the approval of at least one Preferred Director; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board, including the approval of at least one Preferred Director.

(b) Options and Convertible Securities. Such consideration shall, in the event that Additional Shares of Common Stock are deemed to have been issued pursuant to Subsection 4.4.3 due to the issuance of any Options or Convertible Securities, be determined, on a per share basis, by dividing:

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration), if any, payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities (or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities); by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities (or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities).

4.4.6 Multiple Closing Dates. If the Corporation issues, on more than one date, Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to any Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Original Series B Issue Date effects a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the relevant Conversion Price in effect immediately before the subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Original Series B Issue Date combines the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the relevant Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4.5 shall become effective at the close of business on the date that the subdivision or combination, as applicable, becomes effective. The relevant Conversion Price shall be readjusted in the same manner upon the happening of each subsequent subdivision or combination of the outstanding shares of Common Stock.

4.6 Adjustment for Common Stock Dividends. If the Corporation at any time or from time to time after the Original Series B Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a Common Stock Dividend, then in each such event the relevant Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the such Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the sum of (a) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (b) the total number of shares of Common Stock issuable in payment of such Common Stock Dividend.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such Common Stock Dividend is not fully paid or made on the date fixed therefor, the relevant Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Subsection 4.6 as of the time of actual payment of such Common Stock Dividend and (ii) no such adjustment shall be made if the holders of the relevant series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in an amount equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or such record date, as applicable. The relevant Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Dividend.

4.7 Adjustment for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series B Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a Common Stock Dividend), cash or other property and the provisions of Section 1 do not apply to such dividend or other distribution, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities, cash or other property which they would have received had Preferred Stock been converted into Common

Stock on the date of such event or such record date, as applicable, and had they thereafter, during the period from the date of such event or such record date, as applicable, to and including the conversion date, retained such securities during such period, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of the holders of Preferred Stock or with respect to such other securities by their terms; provided, however, that no such provision shall be made if the holders of Preferred Stock receive, simultaneously with the dividend or distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or such record date, as applicable.

4.8 Adjustment for Reorganization. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which Common Stock (but not Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsection 4.4, Subsection 4.6 or Subsection 4.7) (any such event, a “Reorganization”), then, following any such Reorganization, each share of Preferred Stock shall thereafter be convertible, in lieu of the shares of Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of Preferred Stock immediately prior to such Reorganization would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board, including the approval of at least one Preferred Director) shall be made in the application of the provisions of this Section 4 with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions of this Section 4 (including adjustment of any Conversion Price then in effect and the number of shares issuable upon conversion of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Preferred Stock. This Subsection 4.8 shall similarly apply to successive Reorganizations. Notwithstanding anything to the contrary contained in this Subsection 4.8, if any Reorganization is approved by the vote of stockholders required by Subsections 3.4, 3.5 and 3.6, then such Reorganization and the rights of the holders of Common Stock and Preferred Stock pursuant to such Reorganization shall be governed by the documents entered into in connection with such Reorganization and not by the provisions of this Subsection 4.8. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a Reorganization triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly (but in any event not later than ten days thereafter) compute such adjustment or readjustment in accordance with the terms hereof and furnish, or cause to be furnished, to each holder of the relevant series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any holder of any Preferred Stock, the Corporation shall promptly (but in any event not later than ten days thereafter) furnish, or cause to be furnished, to such holder a certificate setting forth (i) the Conversion Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10 Notice of Record Date. In the event (x) the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, (y) of any capital reorganization of the Corporation, any reclassification of Common Stock or any Deemed Liquidation Event, or (z) of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the events described in the foregoing clauses (y) and (z), “Other Events”), then in each such case the Corporation shall send, or cause to be sent, to the holders of record of Preferred Stock, a notice specifying, as the case may be, (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and (ii) the effective date on which such Other Event is proposed to take place and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the relevant series of Preferred Stock) for securities or other property deliverable upon such Other Event, and the amount per share and character of such exchange applicable to Common Stock and the relevant series of Preferred Stock. Each notice described in the foregoing sentence shall be sent at least ten days prior to the record date or effective date, as applicable, for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Event. All outstanding shares of Preferred Stock shall automatically, and without any further action on the part of the holders thereof, be converted into shares of Common Stock at the then effective Conversion Price, upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, (i) with a price of at least 1.5 times (1.5X) the Original Series B Issue Price for any such public offering consummated at any time on or prior to the first anniversary of the Series B Original Issue Date, or 1.25 times (1.25X) the Original Series B Issue Price for any such public offering consummated thereafter, in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like, and (ii) resulting in at least $30,000,000 of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis; provided, however, that any automatic conversion of the Series B Preferred Stock pursuant to Section 5.1(b) shall require the consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding (the time of such closing or the date and time, or the time of the event, specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”).

5.2 Procedural Requirements. The Corporation shall send, or cause to be sent, to all holders of record of shares of Preferred Stock, written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in such notice. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. All shares of Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote (other than as a holder of Common Stock), shall immediately cease and terminate at the Mandatory Conversion Time (notwithstanding the failure of the registered holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the right of the registered holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 5.2. The Corporation shall, as soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for shares of Preferred Stock so converted, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. Such converted shares of Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption. Neither the Corporation nor the holders of Preferred Stock shall have the unilateral right to call or redeem, or cause to have called or redeemed, any shares of Preferred Stock.

7. No Reissuance of Preferred Stock. Any shares of Preferred Stock that are acquired by the Corporation or any of its subsidiaries by reason of redemption, purchase, conversion or otherwise shall be automatically and immediately retired and cancelled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be (i) mailed by certified or registered mail, return receipt requested and postage prepaid, or delivered by a recognized express courier, fees prepaid, in each case to the address of such holder last shown on the records of the Corporation, or (ii) given by electronic communication in compliance with the provisions of the DGCL. Any such notice shall be deemed given upon such mailing, delivery or electronic transmission, as applicable.

ARTICLE V

Subject to any additional vote required by the Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL or any other applicable law of the State of Delaware is amended, after approval by the stockholders of this Article VH, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other applicable law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to whom the DGCL permits the Corporation to provide indemnification and advancement of expenses) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the DGCL.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity’ is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an officer or employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or Common Stock issued upon the conversion of the Preferred Stock, or any partner, member, director, stockholder, employee or agent of any such holder, excluding (A) any holder that is affiliated with someone who is an officer or employee of the Corporation or any of its subsidiaries, and (B) anyone who is an officer or employee of the Corporation or any of its subsidiaries (the persons and entities being referred to in clauses (i) and (ii), collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or any of its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XI

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under the Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under the Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under Section 500 of the California Corporations Code in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).